Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
John C. Ferrara
Chief Financial Officer
(212) 457-8200
jferrara@edgar-online.com

EDGAR Online Reports Fourth Quarter 2009 Results

XBRL Filings Revenues Increase

NEW YORK, NY – February 10, 2010 – EDGAR® Online, Inc. (NASDAQ: EDGR) today announced that total revenues were $5.1 million for the quarter ended December 31, 2009 compared to $4.9 million for the quarter ended December 31, 2008, net income was $170,000 for the quarter ended December 31, 2009 compared to a net loss of ($517,000) for the quarter ended December 31, 2008 and adjusted EBITDA was $1.1 million for the quarter ended December 31, 2009 compared to $374,000 for the quarter ended December 31, 2008. Total revenues were $19.2 million for the year ended December 31, 2009 compared to $19.5 million for 2008, net loss was ($950,000) for the year ended December 31, 2009 compared to ($2.7 million) for 2008 and adjusted EBITDA was $3.0 million for the year ended December 31, 2009 compared to $914,000 for 2008. EDGAR Online is a leader in the creation of XBRL financial reports and the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets.

XBRL filings revenues were $1.7 million for the quarter ended December 31, 2009, a 227% increase from the same quarter last year. XBRL filings revenues were $4.2 million for the year ended December 31, 2009, a 202% increase from 2008. The increases in XBRL filings revenues in 2009 were partially offset by decreases in data and solutions and subscriptions revenues for these periods.

“While there is no doubt that 2009 was a challenging year, we are proud of our performance,” said Philip Moyer, EDGAR Online President and CEO. “Our significant investment in our XBRL filings offering is beginning to pay off. We believe we are the leader in quality, timeliness and ability to scale in the XBRL filings space. Since the start of the XBRL mandate, we have submitted more error-free filings to the SEC than any other provider. We hope to continue to keep the costs of XBRL filing down while driving up the bar for quality versus our competitors.”

“We ended this year with a strong fourth quarter in both revenue and adjusted EBITDA. We remained agile in 2009 by streamlining our costs and focusing our resources in the face of a deep and difficult recession. Overall, we grew our filings business, but were down in data and subscriptions. However we remain optimistic about our future and the further implementation of the SEC XBRL mandate,” added Mr. Moyer.

Key 2009 accomplishments include:

•	Achieved 35% market share for XBRL mandated tagging;

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•	Highest SEC validation rate in the XBRL industry;

•	Reached the milestone of creating over 1,000 XBRL translations for clients since the launch of the Xcelerate XBRL Filing Solution;

•	Launched new versions of the I-Metrix Xcelerate platform including the functionality to handle detailed footnote tagging and mutual fund tagging;

•	Launched XBRL rendering components and partnerships that allow companies to display XBRL-tagged financial information on their corporate websites;

•	Launched a streamlined delivery method for our XBRL-tagged fundamental data which significantly improved speed and flexibility; and

•	Celebrated our ten-year anniversary as a publicly traded company.

Operating income was $253,000 for the quarter ended December 31, 2009 compared to an operating loss of ($408,000) for the same quarter last year. Operating loss was ($575,000) for the year ended December 31, 2009 compared to ($2.2 million) for the year ended December 31, 2008. The improved financial results were primarily due to an increase in XBRL filings revenue and lower operating costs.

Deferred revenue was $3.4 million at December 31, 2009 compared to $4.2 million at December 31, 2008. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the company’s products and services are utilized. During the quarter ended December 31, 2009, the company capitalized $450,000 of costs for the development of internal software related to the XBRL filings business, which are included in property and equipment.

At December 31, 2009, cash, cash equivalents and short-term investments totaled $2.3 million, the same amount as reported at December 31, 2008. At December 31, 2009, the company has a $2.5 million revolving credit facility, none of which had been drawn down.

KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
Subscriptions	$2,092	$1,493	$8,755	$6,614
Data and solutions	2,250	1,974	9,334	8,409
XBRL filings	508	1,663	1,374	4,151

Total Revenues	$4,850	$5,130	$19,463	$19,174

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Net income (loss)	$(517)	$170	$(2,659)	$(950)
Interest expense, net	109	83	456	375

Operating income (loss)	(408)	253	(2,203)	(575)
Severance costs	—	—	40	57
Stock compensation	306	283	1,207	1,333
Amortization and depreciation	476	597	1,870	2,195

Adjusted EBITDA	$374	$1,133	$914	$3,010

Net income (loss) per share	$(0.02)	$0.01	$(0.10)	$(0.04)
Adjusted EBITDA per share	$0.01	$0.04	$0.03	$0.11

In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding adjusted EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As the company defines it, adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the Securities and Exchange Commission, the company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP measure. The company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company’s definition of adjusted EBITDA might not be consistent with that of other companies.

EDGAR Online will hold its quarterly conference call to review results for the quarter ended December 31, 2009 today, Wednesday, February 10, 2010, at 5:00 p.m. EST. Philip Moyer, CEO and President, and John Ferrara, CFO, will host the call. To participate, please call (877) 407-8031 (toll-free for domestic callers), or (201) 689-8031 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EST on February 10, 2010 by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The account number is 286 and the conference ID is 343815.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. We deliver our information products directly to end users via online subscriptions and data licenses, and to redistributors who embed our content in their own and their clients’ Web sites.

Our proprietary automated systems allow for the rapid conversion of data and we are a pioneer and leader in the global financial reporting standard—eXtensible Business Reporting Language, otherwise known as XBRL. We use our automated processing platform and our expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of

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XBRL financial reports. For more detailed information on all of our businesses or to contact us please visit our Web site at www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business and future innovations in our data and solutions and subscriptions business. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2008	2009	2008	2009
Revenues:
Subscriptions	$2,092	$1,493	$8,755	$6,614
Data and solutions	2,250	1,974	9,334	8,409
XBRL filings	508	1,663	1,374	4,151

Total revenues	4,850	5,130	19,463	19,174

Total cost of sales	916	1,174	3,140	4,653

Gross profit	3,934	3,956	16,323	14,521

Sales and marketing	1,064	667	4,545	3,117
Product development	747	387	3,894	1,878
General and administrative	2,055	2,052	8,177	7,849
Severance costs	—	—	40	57
Amortization and depreciation	476	597	1,870	2,195

Total operating expenses	4,342	3,703	18,526	15,096

Operating income (loss)	(408)	253	(2,203)	(575)

Interest expense, net	(109)	(83)	(456)	(375)

Net income (loss)	$(517)	$170	$(2,659)	$(950)

Weighted average shares outstanding - basic	26,499	26,848	26,387	26,760

Weighted average shares outstanding - diluted	26,499	27,264	26,387	26,760

Net income (loss) per share - basic and diluted	$(0.02)	$0.01	$(0.10)	$(0.04)

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EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008*	December 31, 2009
	(unaudited)
Assets

Cash, cash equivalents and short-term investments	$2,282	$2,323
Accounts receivable, net	2,570	2,360
Other assets	254	248

Total current assets	5,106	4,931

Property and equipment, net	1,825	2,726
Goodwill	2,189	2,189
Intangible assets, net	2,952	1,706
Other assets	934	631

Total assets	$13,006	$12,183

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,407	$2,546
Deferred revenues	4,239	3,370
Current portion of long-term debt	438	500

Total current liabilities	7,084	6,416

Long-term debt	1,885	1,408
Other long-term liabilities	333	250

Total liabilities	9,302	8,074

Stockholders’ equity:
Common stock	276	278
Treasury stock	(1,828)	(1,731)
Additional paid-in capital	73,092	74,348
Accumulated deficit	(67,836)	(68,786)

Total stockholders’ equity	3,704	4,109

Total liabilities and stockholders’ equity	$13,006	$12,183

*	Derived from the Company’s audited December 31, 2008 financial statements.

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